Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

January 31, 2020

Cass Information Systems, Inc.

Records All-Time High Earnings in 2019

Full-Year Diluted Earnings Up 2%

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the leading provider of transportation, energy, telecom and waste invoice payment and information services, reported fourth quarter 2019 earnings of $.43 per diluted share, a decrease of 9% from the $.47 per diluted share it earned in the fourth quarter of 2018. Net income for the period was $6.4 million, compared to $7.1 million in 2018.

	4th Quarter			YTD
	2019	2018	% Change	2019	2018	% Change
Transportation Invoice Volume	8.7 million	9.2 million	(6.1)	36.0 million	37.5 million	(4.0)
Transportation Dollar Volume	$6.9 billion	$7.3 billion	(6.0)	$28.1 billion	$28.5 billion	(1.6)
Facility Expense Transaction Volume*	6.5 million	7.3 million	(11.0)	27.5 million	28.7 million	(4.1)
Facility Expense Dollar Volume*	$3.4 billion	$3.5 billion	(2.2)	$14.9 billion	$13.8 billion	7.6
Revenues	$38.9 million	$38.3 million	1.7	$157.2 million	$148.3 million	6.0
Net Income	$6.4 million	$7.1 million	(9.7)	$30.4 million	$30.3 million	0.4
Diluted EPS	$.43	$.47	(8.5)	$2.07	$2.03	2.0

*	Includes Energy, Telecom and Waste

For the year ended December 31, 2019, Cass earned $2.07 per diluted share, an increase of 2% over the $2.03 per diluted share it earned in 2018. Net income was $30.4 million, compared to $30.3 million in 2018. Revenues rose 6%, from $148.3 million in 2018 to $157.2 million in 2019.

“We are pleased to report record earnings for the fourth consecutive year. Exceeding $150 million in revenue, representing 6% growth over 2018’s record results, and again surpassing $30 million in net income while continuing to fund initiatives that support future growth are noteworthy accomplishments,” stated Eric H. Brunngraber, Cass chairman and chief executive officer.

2019 4th Quarter Recap

Transportation volumes for both invoices and dollars declined 6% as a historically robust 2018 created a difficult comparison in 2019. With manufacturing companies representing an important component of the transportation customer base, the widely reported fourth quarter 2019 contraction in this sector created year-over-year trials for the division.

Facility-related (electricity, gas, waste and telecom expense management) transaction volume was down 11%, primarily due to the loss of a high transaction volume customer, while facility expense dollar volume fell only 2%, as new, high spend customer acquisitions overcame most of the transaction shortfall.

Consolidated operating expenses increased $1,029,000 (3%) due mainly to the aforementioned investment in technology and staff required to win new business and support service growth with existing clients. Additionally, the integration costs related to the Gyve on-line generosity platform that was purchased in September are included in the fourth quarter results.

“As previously reported, the volatile business climate, competitive marketplace and the impact of a lower interest rate environment converged to create headwinds during the fourth quarter,” continued Brunngraber. “However, our sales pipelines remain strong and we continue to introduce new services that promise to accelerate earnings and overcome these challenges.”

Cash Dividend Declared

On January 28, 2020, the company’s board of directors declared a first quarter dividend of $.27 per share payable March 13, 2020 to shareholders of record March 3, 2020. Cass has continuously paid regularly scheduled cash dividends since 1934.

“Our history of uninterrupted dividend payments combined with share repurchase activity that returned nearly $23 million to shareholders during 2019 reflect the company’s commitment to rewarding shareholders in a meaningful way,” Brunngraber stated.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $60 billion annually on behalf of clients, and with total assets of $1.7 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2018.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2019 and 2018:

	Quarter Ended December 31, 2019	Quarter Ended December 31, 2018	Year Ended December 31, 2019	Year Ended December 31, 2018
Transportation Invoice Volume	8,636	9,193	36,042	37,542
Transportation Dollar Volume	$6,878,768	$7,321,409	$28,090,514	$28,549,225
Facility Expense Transaction Volume	6,496	7,299	27,525	28,713
Facility Expense Dollar Volume	$3,413,832	$3,492,249	$14,882,728	$13,831,228

Payment and Processing Fees	$26,903	$26,113	$107,953	$102,181
Net Investment Income	11,513	11,676	47,166	44,190
Gain (Loss) on Sales of Securities	—	—	19	(42)
Other	519	514	2,097	1,937

Total Revenues	$38,935	$38,303	$157,235	$148,266

Personnel	$22,489	$22,163	$91,083	$85,881
Occupancy	988	969	3,918	3,723
Equipment	1,565	1,460	6,140	5,610
Other	5,731	5,152	18,628	16,705

Total Operating Expenses	$30,773	$29,744	$119,769	$111,919

Income from Operations before Income Taxes	$8,162	$8,559	$37,466	$36,347
Income Tax Expense	1,791	1,502	7,062	6,079

Net Income	$6,371	$7,057	$30,404	$30,268

Basic Earnings per Share	$.44	$.48	$2.11	$2.06

Diluted Earnings per Share	$.43	$.47	$2.07	$2.03

Average Earning Assets	$1,520,342	$1,457,933	$1,472,399	$1,403,748
Net Interest Margin	3.14%	3.33%	3.36%	3.32%
Allowance for Loan Losses to Loans	1.37%	1.42%	1.37%	1.42%
Non-performing Loans to Total Loans	—	—	—	—
Net Loan (Recoveries) / Charge-offs to Loans	(.01)	—	(.01)	—
Provision for Loan Losses	$—	$—	$250	$—